Toni Perazzo
Chief Financial Officer
(650) 340-1888
AeroCentury Corp. Earnings Grew 48% to $642,000, or $0.41 per Share and
Operating Lease Revenue Grew 21% in 1Q17 Year-Over-Year;
Portfolio Utilization Remains Strong at 96%
BURLINGAME, California, May 11, 2017 -- AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported that first quarter 2017 earnings grew 48% to $642,000, or $0.41 per diluted share, compared to $434,000, or $0.28 per share in the first quarter of 2016, and compared to a loss of $40,000, or $0.03 per share in the fourth quarter of 2016.

"We reached a milestone in the first quarter of 2017, with the addition of our first aircraft manufactured by Embraer, through a transaction in which we acquired three Embraer 145 regional jets in a sale-leaseback with a customer in the United Kingdom under direct financing leases," said Michael G. Magnusson, Chief Executive Officer.   "We also sold one older turboprop aircraft on a sales-type finance lease, generating a gain of $297,000 in the first quarter of 2017."

Operating lease revenue in the first quarter of 2017 increased 21% to $7.3 million, compared to $6.0 million in the first quarter of 2016, and was down slightly from $7.4 million in the fourth quarter of 2016.  The lease portfolio grew 21% to $186.0 million as of the end of the quarter compared to $153.2 million a year ago.

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Average portfolio utilization, as a percentage of net book value of assets held for lease, improved to 96% during the first quarter of 2017, compared to 94% in the fourth quarter of 2016 and 95% in the year ago quarter.

•	Total revenue increased 3% to $8.0 million for the first quarter of 2017, compared to $7.7 million in the preceding quarter, and grew 28% from $6.2 million a year ago.
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Operating lease revenues increased 21% to $7.3 million in the first quarter of 2017, from $6.0 million in the year ago quarter, primarily as a result of aircraft acquisitions during 2016, but were down 1% from $7.4 million in the fourth quarter of 2016.

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During the first quarter of 2017, the Company recorded a gain of $297,000 for one turboprop aircraft sold under a sales-type finance lease.  In the fourth quarter of 2016, the Company recorded a gain of $3,000 when a lessee exercised its purchase option under a sales-type finance lease.  The Company recorded no such gains in the year ago quarter.

o	The Company recorded a $14,000 gain on disposal of assets in the first quarter of 2017, compared to no such gains in the preceding quarter and a $5,000 gain in the first quarter of 2016.
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Total expenses declined 10% to $6.9 million in the first quarter of 2017 from $7.7 million in the preceding quarter, primarily due to lower maintenance costs and no impairment provision.  First quarter total expenses increased to $6.9 million from $5.6 million in the first quarter a year ago, mainly due to higher depreciation, interest and management fees, reflecting growth in the portfolio, which were partially offset by lower maintenance costs.

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Operating margin and net margin were 13% and 8%, respectively, in the first quarter of 2017, compared to 0% and ‑1%, respectively, for the preceding quarter, and 11% and 7%, respectively, in the first quarter of 2016.

•	Book value per share was $28.66 at March 31, 2017, compared to $27.13 per share at December 31, 2016, and $26.62 per share at March 31, 2016.
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Liquidity available from the revolving credit facility was $35.7 million at March 31, 2017, down from $39.9 million at December 31, 2016, and down from $48.2 million a year ago. The credit facility provides that the Company and the lenders may, subject to certain terms and conditions, expand the revolving limit by an additional $30 million to $180 million.

The following table shows the status of the Company's portfolio of aircraft and engines held for lease as of March 31, 2017, December 31, 2016, and March 31, 2016.

AIRCRAFT AND ENGINES HELD FOR LEASE
	March 31, 2017	% of net book value	December 31, 2016	% of net book value	March 31, 2016	% of net book value
Total turboprop aircraft*:
On lease	9	21%	8	20%	10	39%
Off lease	2	2%	4	4%	6	6%
Total turboprop aircraft	11	23%	12	24%	16	45%

Regional jet aircraft:
On lease	12	74%	12	73%	8	49%
Off lease	-	-%	-	-%	-	-%
Total regional jet aircraft	12	74%	12	73%	8	49%
Engines*:
On lease	2	-%	2	-%	2	5%
Off lease	1	3%	2	3%	3	1%
Total engines	3	3%	4	3%	5	6%

(*) Decreases from period to period reflect cash sales, sales pursuant to sales-type finance leases and the insured loss of one aircraft due to a taxiway collision.

AeroCentury's portfolio currently consists of nine aircraft that are held under sales-type finance leases and twenty-three aircraft and three engines that are held for lease. The Company also has three turboprop aircraft that are held for sale, two of which are being sold as parts. The Company's portfolio consists of eleven different aircraft types. The current customer base comprises eleven customers operating worldwide.

At March 31, 2017, total assets were $222.0 million, up 26% from $176.4 million a year ago, reflecting the net effect of aircraft purchases and sales during the past twelve months, and the insured loss of one aircraft due to a taxiway collision.

AeroCentury is a global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

Selected Financial Information
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016

Operating lease revenue	$7,317	$7,410	$6,044
Finance lease revenue	325	296	185
Gain on disposal of assets	14	-	5
Gain on sales-type finance leases	297	3	-
Other income	1	16	2
	7,954	7,725	6,236

Depreciation	2,936	2,856	2,079
Maintenance costs	256	714	320
Interest	1,610	1,573	1,289
Management fees	1,507	1,531	1,264
Provision for impairment	-	906	75
Professional fees and other	602	136	524
	6,911	7,716	5,551

Income before income taxes	1,043	9	685

Income tax provision	401	49	251

Net income	$642	$(40)	$434

Earnings per share:
Basic	$0.41	$(0.03)	$0.28
Diluted	$0.41	$(0.03)	$0.28

Shares used in per share computations:
Basic	1,550,032	1,566,699	1,566,699
Diluted	1,550,032	1,566,699	1,566,699

	March 31,	December 31,	March 31,
	2017	2016	2016

Total assets	$222,032	$218,736	$176,387
Total liabilities	$181,423	$176,236	$134,675
Shareholders' equity	$40,609	$42,500	$41,712

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